As filed with the Securities and Exchange Commission on July 18, 2007
Registration No. 333-123159

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMAGENETIX, INC.
(Name of small business issuer in its charter)

Nevada	2833	87-0463772
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

10845 Rancho Bernardo Road, Suite 105
San Diego, California 92127
(858) 674-8455
(Address and telephone number of principal executive offices)

10845 Rancho Bernardo Road, Suite 105
San Diego, California 92127
(858) 674-8455
(Address of principal place of business or intended principal place of business)

William P. Spencer, Chief Executive Officer
10845 Rancho Bernardo Road, Suite 105
San Diego, California 92127
(858) 674-8455
(Name, address and telephone number of agent for service)

Copies to:
Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254 (Telephone)
(303) 770-7257 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-123159

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	1,672,500 Shares	$1.77 (1)	$2,960,325	$349
Common Stock, $.001 par value, underlying Common Stock Purchase Warrants and Stock Options	4,844,351 Shares	$2.00 (2)	$9,688,702	$1,140
Total	6,516,851 Shares			$1,489	(3)

(1)	Based upon the closing price of our common stock on the Electronic Bulletin Board on March 3, 2005.

(2)	Based on the highest exercise price under the warrants and options.

(3)	Previously paid.

In addition to the number of shares set forth above, the amount registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to change	Dated July 18, 2007

1,672,500 Shares of Common Stock and
4,844,351 Shares of Common Stock
Underlying Common Stock Purchase Warrants and Stock Options

IMAGENETIX, INC.

This prospectus covers the resale of 1,672,500 shares of our common stock and 4,844,351 shares of our common stock underlying common stock purchase warrants and stock options. The shares of common stock and shares underlying the common stock purchase warrants and stock options may be offered by our selling stockholders from time to time in open market transactions at prevailing market prices.

Our common stock trades on the Electronic Bulletin Board under the symbol “IAGX.” On July 13, 2007 the closing price of the common stock was $1.42 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2007.

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TABLE OF CONTENTS

About this Prospectus	1
Summary	3
Risk Factors	4
Forward-Looking Statements	8
Price Range of Common Stock	8
Use of Proceeds	9
Capitalization	9
Selected Financial Data	9
Management’s Discussion and Analysis or Plan of Operation	10
Business	16
Management	25
Security Ownership of Executive Officers, Directors
and Beneficial Owners of Greater than 5% of Our Common Stock	29
Selling Stockholders	30
Related Party and Other Material Transactions	36
Description of Capital Stock	36
Shares Eligible for Future Sale	38
Experts	38
Changes In and Disagreements With Accountants on Accounting and
Financial Disclosure	39
Legal Matters	39
Where You Can Find More Information	39
Financial Statements	F-1

ii

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

We develop, formulate and market over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution, including direct marketing companies, also known as network marketing or multi-level marketing companies, and chain store retailers. Our primary product is Celadrin® a product formulation which we sell to the mass market through retailers and on a private label basis to wholesale customers.

A key part of our marketing strategy is to provide to our wholesale customers a "turnkey" approach to the marketing and distribution of our products. This turnkey approach provides these customers with all the services necessary to market our products, including developing specific product formulations, providing supporting scientific studies regarding the effectiveness of the product and arranging for the manufacture and marketing of the product.

We sell directly to the mass markets through retailers InflameAway, our own Celadrin® branded product. We also develop and sell products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. We also offer Celadrin® products through wholesale customers that in turn offer their products containing Celadrin® to mass market retailers.

Our two largest customers accounted for 23% and 15% of our net sales for the year ended March 31, 2007.

Our management and key personnel have many years experience in developing and selling nutritional products to direct marketers, health food stores and mass market merchandisers.

History

We were organized as a Nevada corporation in March 1988 under the name Capital Growth, Inc. and completed an initial public offering of our securities in 1989. Imagenetix, Inc. was incorporated in Colorado in July 1996 under the name Internet International Business Management, Inc. and changed its name to Imagenetix, Inc. in April 1999. In October 2000 we merged with Imagenetix, Inc. Under the terms of the merger, we issued 6,550,000 shares of our common stock and 3,315,000 common stock purchase warrants and stock options to the Imagenetix security holders to acquire all 6,550,000 shares of Imagenetix Inc.’s outstanding common stock, along with all of its stock options and common stock purchase warrants. Our principal executive offices are located at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127, and our telephone number is (858) 674-8455.

The Offering

Securities offered by our Selling stockholders	1,672,500 shares of common stock and 4,844,351 shares of common stock underlying common stock purchase warrants and stock options.

Securities outstanding prior to and after the offering	10,871,400 shares of common stock, which does not include shares issuable upon exercise of the 4,844,351 outstanding common stock purchase warrants and stock options.

Use of proceeds
We will not receive any proceeds from the sale of the common stock registered hereby. Any proceeds we receive from the exercise of common stock purchase warrants and stock options will be added to our working capital.

Electronic Bulletin Board symbol	IAGX

Description of Selling Stockholders

Through this prospectus, we are registering the resale of up to 1,672,500 shares of common stock and 4,844,351 shares of common stock underlying common stock purchase warrants and stock options. The 1,672,500 shares being registered hereby were purchased in a private placement of our common stock completed on January 19, 2005 and registered for resale by our prospectus dated March 18, 2005 and post effective amendments dated November 14, 2005 and September 28, 2006. The shares underlying 4,661,568 warrants and stock options were registered for resale by our prospectuses dated July 26, 2002 and March 18, 2005 and our post effective amendments dated August 25, 2003, November 14, 2005 and September 28, 2006 and were issued by us in 2000 and 2001 in consideration of loans granted to us. The remaining 182,783 stock options were registered for resale by our prospectus dated March 18, 2005 and post effective amendments dated November 14, 2005 and September 28, 2006 and were issued by us to our placement agent in connection with the private placement.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and our audited financial statements and related notes included elsewhere in this prospectus.

Consolidated Statement of Income Data:

	Years Ended March 31,
	2007	2006

Net sales	$5,596,725	$7,649,941
Net (loss)	$(667,639)	$(593,378)
Net (loss) per basic share	$(.06)	$(.06)

Balance Sheet Data:

March 31, 2007

Working capital	$3,932,547
Total assets	$5,260,603
Total liabilities	$687,841
Stockholders’ equity	$4,572,762

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

There Is Only One Supplier for Celadrin®. If We Are Unable to Purchase Celadrin® from This Supplier, Our Business Would Be Harmed.

There is only one supplier for Celadrin®, which we use in approximately 69% of our products and which represented approximately 75% of our sales for the year ended March 31, 2007. We will rely upon Celadrin® to expand our product lines and revenue in the future. If our Celadrin® supplier goes out of business or elects for any reason not to supply us with Celadrin®, we would have to find another Celadrin® supplier or suffer a significant reduction in our revenue.

We Rely upon a Limited Number of Customers the Loss of Which Would Reduce Our Revenue and Any Earnings.

Our largest customers accounted for 23% and 15% of our net sales for the year ended March 31, 2007 and 22%, 16%, 13% and 11% for the year ended March 31, 2006. The loss of any of these customers could significantly reduce our revenue and adversely affect our cash flow and earnings, if any.

We Rely upon Other Outside Suppliers to Produce Our Products Which Could Delay Our Product Deliveries.

All of our products are produced by outside manufacturers who process ingredients provided to them by our suppliers and with whom we have contracts. Our profit margins and our ability to deliver products on a timely basis are dependent upon these manufacturers and suppliers. Should any of these manufacturers or suppliers fail to provide us with product, we would be required to obtain new manufacturers and suppliers, which would be costly and time consuming and could delay our product deliveries.

Product Liability Claims Against Us Could Be Costly.

Some of our nutritional supplements contain newly-introduced ingredients or combinations of ingredients, and we have little long-term health information about individuals consuming those ingredients. If any of these products were thought or proved to be harmful, we could be subject to litigation. Although we carry product liability insurance in the face amount of $1,000,000 per occurrence and $2,000,000 in the aggregate and require our suppliers and manufacturers to include us as insured parties on their product liability insurance policies, our coverage may not be adequate to protect us from potential product liability claims and costs of defense.

We Are Subject to Intense Competition from Other Nutritional Supplement Marketers Which Could Reduce Our Revenue and Profit Margins.

Competition in the nutritional supplement market is intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. In order to compete, we could be forced to lower our product prices, which would reduce our revenue and profit margins.

We Are Highly Regulated, Which Increases Our Costs of Doing Business.

We are subject to laws and regulations which cover:

•	the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;

•	the health and safety of food and drugs;

•	trade practice and direct selling laws; and

•	product claims and advertising by us; or for which we may be held responsible.

Compliance with these laws and regulations is time consuming and expensive. Moreover, new regulations could be adopted that would severely restrict the products we sell or our ability to continue our business. We are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

There Are Limitations on the Liability of Our Officers and Directors Which May Restrict Our Stockholders from Bringing Claims.

Our Bylaws substantially limit the liability of our officers and directors to us and our stockholders for negligence and breach of fiduciary or other duties to us. This limitation may prevent stockholders from bringing claims against our officers and directors in the future.

Shares of Our Common Stock Which Are Eligible for Sale by Our Stockholders May Decrease the Price of Our Common Stock.

We have 10,871,400 common shares outstanding, of which 10,721,400 are freely tradeable or saleable under Rule 144. We also have outstanding common stock warrants and stock options exercisable into up to 5,486,100 shares of common stock which could become free trading if exercised. If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease.

There is a Limited but Potentially Volatile Trading Market in Our Common Stock, Which May Adversely Affect Our Stock Price.

Our common stock trades on the Electronic Bulletin Board. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

•	The lack of readily available price quotations;

•	The absence of consistent administrative supervision of "bid" and "ask" quotations;

•	Lower trading volume; and

•	Market conditions.

There could be wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because Our Common Stock May Be Classified as "Penny Stock," Trading in it Could Be Limited, and Our Stock Price Could Decline.

In the future, our common stock may fall under the definition of "penny stock" if our net tangible assets decline below $2,500,000. In such event, trading in our common stock would be limited because broker-dealers will be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

"Penny stocks" are equity securities with a market price below $5.00 per share, other than a security that is registered on a national exchange or included for quotation on the Nasdaq system, unless, as in our case, the issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	All compensation received by the broker-dealer in connection with the transaction;

•	Current quotation prices and other relevant market data; and

•	Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable “cooling off” periods prior to the commencement of this distribution.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that plan for or anticipate the future. These forward-looking statements include statements about the future of nutritional products, statements about our future business plans and strategies, and other statements that are not historical in nature. In this prospectus forward-looking statements are generally identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. Although we believe that the forward-looking statements made in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in the “Risk Factors” section of this prospectus, including the following:

•	Changes in general economic and business conditions affecting the nutritional supplement and personal care industries;

•	Changes in our business strategies; and

•	Market acceptance of our products.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the over-the-counter Electronic Bulletin Board of the NASD under the symbol “IAGX.” The range of high and low closing prices for our common stock during the quarters indicated is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs or commissions.

Quarter Ended:

	Closing Price
	High	Low
September 30, 2007 (through July 16, 2007)	$1.42	$1 30
June 30, 2007	$1.49	$.90

March 31, 2007	$1.17	$.61
December 31, 2006	$.83	$.59
September 30, 2006	$1.13	$.80
June 30, 2006	$1.25	$.85

March 31, 2006	$2.25	$1.14
December 31, 2005	$2.90	$2.30
September 30, 2005	$2.75	$2.00
June 30, 2005	$2.40	$1.80

We have not declared any cash dividends on our common stock and do not intend to declare dividends in the foreseeable future. We intend to use our available funds for the development of our business. There are no material restrictions limiting, or likely to limit, our ability to pay dividends on our common stock.

As of June 30, 2007, we had approximately 314 stockholders of record.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds we receive from the exercise of the 4,844,351 common stock purchase warrants and stock options will be added to our working capital.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007.

March 31, 2007
Preferred Stock, $.001 par value, 5,000,000 shares authorized, no shares outstanding	$—
Common Stock, $.001 par value, 50,000,000 shares authorized, 10,871,400 shares outstanding	$10,871
Capital in excess of par value	$10,734,945
Accumulated deficit	$(6,173,054)

Total stockholders’ equity	$4,572,672

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statement of Income Data:

	Years Ended March 31,
	2007	2006

Net sales	$5,596,725	$7,649,941
Net (loss)	$(667,639)	$(593,378)
Net (loss) per basic share	$(.06)	$(.06)

Balance Sheet Data:

March 31, 2007

Working capital	$3,932,547
Total assets	$5,260,603
Total liabilities	$687,841
Stockholders’ equity	$4,572,762

MANAGEMENT’S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

Preliminary Notes Regarding Forward-Looking Statements

Investors should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to our products and future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure plans or other budgets, which may in turn affect our results of operations in light of the other significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Overview

We develop, formulate and market over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution, including direct marketing companies, also known as network marketing or multi-level marketing companies, and chain store retailers. Our primary product is Celadrin® a product formulation which we sell to the mass market through retailers and on a private label basis to wholesale customers.

A key part of our marketing strategy is to provide to our wholesale customers a "turnkey" approach to the marketing and distribution of our products. This turnkey approach provides these customers with all the services necessary to market our products, including developing specific product formulations, providing supporting scientific studies regarding the effectiveness of the product and arranging for the manufacture and marketing of the product.

We sell directly to the mass markets through retailers InflameAway, our own Celadrin® branded product. We also develop and sell products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. We also offer Celadrin® products through wholesale customers that in turn offer their products containing Celadrin® to mass market retailers.

Management's discussion and analysis of results of operations and financial condition are based upon the Company's financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

 Critical Accounting Policies and Estimates

We have identified eight accounting principles that we believe are key to an understanding of our financial statements. These important accounting policies require management's most difficult, subjective judgments.

1. Cash and Cash Equivalents.

For purposes of the financial statements, we consider all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

2. Accounts receivable.

 Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of amounts due to us could be overstated, which could have a negative impact on operations.

3. Inventory

Inventory is carried at the lower of cost or market. Cost is determined by the first-in first-out method.

4. Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of three to seven years, except leasehold improvements which are depreciated over the lesser of the remaining lease life or the life of the asset, using the straight-line method. We follow the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

5. Trademarks and Patents

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of from 8 to 17 years for patents and 10 years for trademarks. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

6. Stock Based Compensation

We adopted SFAS No.123R effective January 1, 2006, which requires that share-based payments be reflected as an expense based upon the grant-date fair value of those awards. The expense is recognized over the remaining vesting periods of the awards. The Company estimates the fair value of these awards, including stock options and warrants, using the Black-Scholes model. This model requires management to make certain estimates in the assumptions used in this model, including the expected term the award will be held, volatility of the underlying common stock, discount rate and forfeiture rate. We develop our assumptions based on our past historical trends as well as consider changes for future expectations.

7. Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB104), Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists” (SFAS 48), and Emerging Issues Task Force Abstract (EITF) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products.” SAB 104 requires that four basic criteria be met before revenue can be recognized: 1) there is evidence that an arrangement exists; 2) delivery has occurred; 3) the fee is fixed or determinable; and 4) collectibility is reasonably assured. SFAS 48 states that revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale; (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product; (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller; (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and (6) the amount of future returns can be reasonably estimated. We recognize revenue upon determination that all criteria for revenue recognition have been met. The criteria are usually met at the time title passes to the customer, which usually occurs upon shipment. Revenue from shipments where title passes upon delivery is deferred until the shipment has been delivered.

We account for payments made to customers in accordance with EITF 01-09, which states that cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement, rather than a sales and marketing expense. We have various agreements with customers that provide for discounts and rebates. These agreements are classified as a reduction of revenue. Certain other costs associated with customers that meet the requirements of EITF 01-09 are recorded as sales and marketing expense. Vendor considerations recorded as a reduction of sales were $232,000 for the year ended March 31, 2007.

We guarantee customer satisfaction. Our policy requires the customer to return the unused product to the retailer from whom they originally purchased it. We pay the retailer for the returned product plus a handling cost. We periodically assess the adequacy of this policy and will record a liability as necessary. For the year ended March 31, 2007, there were no returns that would suggest a liability needed to be recorded.

We review gross revenue for estimated returns of private label contract manufacturing products and direct-to-consumer products. The estimated returns are based upon the trailing six months of private label contract manufacturing gross sales and our historical experience for both private label contract manufacturing and direct-to-consumer product returns. However, the estimate for product returns does not reflect the impact of a large product recall resulting from product nonconformance or other factors as such events are not predictable nor is the related economic impact estimable. For the year ended March 31, 2007 there were no returns that would suggest a liability needed to be recorded.

As part of the services we provide to our private label contract manufacturing customers, we may perform, but are not required to perform, certain research and development activities related to the development or improvement of their products. While our customers typically do not pay directly for this service, the cost of this service is included as a component of the price we charge to manufacture and deliver their products.

8. Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for accounting for income taxes.

Selected Financial Information

Results of Operations

Year Ended March 31, 2007 Compared to Year Ended March 31, 2006

	Year Ended		Increase
	3/31/07	3/31/06	(Decrease)%

Statements of Operations
Net sales	$5,596,725	$7,649,941	$(2,053,216)	-26.8%
Cost of goods sold	2,969,002	4,134,645	(1,165,643)	-28.2%
% of net sales	53%	54%	-1%	-1.8%
Gross profit	2,627,723	3,515,296	(887,573)	-25.2%
% of net sales	47%	46%	1%	2.2%
Operating expenses
General and administrative	1,407,996	2,995,917	(1,587,921)	-53.0%
Payroll expense	712,945	674,344	38,601	5.7%
Consulting expense	1,339,515	1,072,391	267,124	24.9%
Total operating expenses	3,460,456	4,742,652	(1,282,196)	-27.0%
Interest expense	(6,791)	(25,728)	(18,937)	-73.6%
Other income	32,885	35,906	(3,021)	-8.4%
Income tax benefit	139,000	623,800	(484,800)	-77.7%
Net (loss)	(667,639)	(593,378)	74,261	12.5%
Net (loss) per share basic	(0.06)	(0.06)	-	0.0%
Net (loss) per share diluted	(0.06)	(0.06)	-	0.0%

Net Sales

Net sales for the year ended March 31, 2007 decreased $2,053,216, 26.8%, to $5,596,725 compared to $7,649,941 for the year ended March 31, 2006. The primary reason for the sales decrease was that, during the year ended March 31, 2007, sales to one of our major distributors of Celadrin® were approximately $1,679,000 less than the previous fiscal year. In addition, a second major customer had a reduction of approximately $331,000 of revenue during the current fiscal year compared to the previous fiscal year. During the current fiscal year, we started to address this reduction in sales by embarking on a direct mass market strategy with our own product, Inflame Away, that will be identified to Celadrin® as its marquee ingredient. The strategy consists of a nationwide launch supported by a commensurate advertising campaign that will start in June 2007. We anticipate, if the new marketing program begins to successfully penetrate the market, that the Inflame Away product launch will result in improved sales during our next fiscal year.

Cost of Goods Sold

Cost of goods sold as a percentage of net sales decreased from 54% for the year ended March 31, 2006 to 53% for the year ended March 31, 2007. This decrease was primarily due to a decrease in commissions payable to one distributor partially offset by a smaller sales base available to absorb overhead costs such as packaging, containers and freight and mass market stocking charges and initial product introduction discounts.

General and Administrative

General and administrative expenses decreased by $1,587,921, a 53% decrease, to $1,407,996 for the year ended March 31, 2007 from $2,995,917 for the year ended March 31, 2006. The primary reasons for the decrease were costs incurred in the previous fiscal year were not repeated in the current fiscal year for approximately $1,220,000 related to the issuance and extension of stock options and the issuance of warrants and approximately $474,000 increase in commissions associated with a media campaign to brand Celadrin® were offset by approximately $85,000 increase in research and development costs during the current fiscal year.

Payroll Expense

Payroll expense increased to $712,945 for the year ended March 31, 2007, an increase of 5.7% or $38,601, compared to $674,344 for the year ended March 31, 2006. This increase was a result of normal salary increases during the current fiscal year.

Consulting Expenses

Consulting expenses increased to $1,339,515 for the year ended March 31, 2007, an increase of 24.9% or $267,124, compared to $1,072,391 for the year ended March 31, 2006. This increase was a result of the introduction of Inflame Away as our own branded product contributing approximately $435,000 partially offset by a decrease in accounting and legal expenses during the current fiscal year of approximately $237,000.

Provision for Income Taxes

As a result of the loss during the year ended March 31, 2007, we reflected an income tax benefit of $139,000 compared to income tax benefit of $623,800 for the year ended March 31, 2006. Since we have used up our federal and state tax loss carry-forwards, we anticipate income tax expense to increase in the future relative to income before taxes.

Capital Resources

	Year Ended		Increase
	3/31/07	3/31/06	(Decrease)

Working Capital

Current assets	$4,583,149	$5,293,199	$(710,050)
Current liabilities	650,602	870,104	(219,502)
Working capital	$3,932,547	$4,423,095	$(490,548)

Long-term debt	$37,239	$68,873	$(31,634)

Stockholders' equity	$4,572,762	$4,955,097	$(382,335)

Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(819,292)	$3,758	$(823,050)
Investing activities	$(51,838)	$(290,172)	$238,334
Financing activities	$22,010	$62,944	$(40,934)

Balance Sheet Select Information

Cash and cash equivalents	$958,896	$1,808,016	$(849,120)

Accounts receivable, net	$1,576,641	$811,198	$765,443

Inventory, net	$1,284,458	$1,741,468	$(457,010)

Accounts payable and accrued expenses	$432,354	$792,410	$(360,056)

Liquidity

We have historically financed our operations internally and through debt and equity financings. At March 31, 2007, we had cash holdings of $958,896, a decrease of $849,120 compared to March 31, 2006. Our net working capital position at March 31, 2007, was $3,932,547 compared to $4,423,095 as of March 31, 2006. We believe that our cash position is sufficient to fund our operating activities for at least the next 12 months.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of SFAS No. 158 had no impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be the fiscal year beginning April 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006.  The adoption of SAB No. 108 had no impact on our financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation Number 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109."  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes."  This Interpretation is effective for fiscal years beginning after December 15, 2006. We are currently assessing the effect of this Interpretation on our financial statements.

BUSINESS

Our Business

We develop, formulate and market over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution including direct sales to the mass market through retailers, direct marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television.

A key part of our marketing strategy is to provide a "turnkey" approach to the marketing and distribution of our products. Our "turnkey" approach provides:

•	Specific product formulations requested by our customers;

•	Scientific studies to support claims made for our products;

•	Assistance in complying with U.S. laws and regulations;

•	Assistance in obtaining foreign country regulatory approval for sale of our products;

•	Marketing materials and marketing assistance to support product sales; and

•	Manufacture of products with delivery directly to the customer.

Following development of a new product, and on behalf of our customers, we:

•	Conduct and complete any scientific studies necessary for regulatory compliance;

•	Arrange for the manufacture of finished products to our specifications; and

•	Develop marketing tools and plans to promote product sales, including labels and graphic designs, promotional brochures and providing speakers to promote the products.

Our management and key personnel have many years experience in developing and selling nutritional products to domestic and international marketers, including direct marketers, health food stores and mass market merchandisers.

Our largest customers accounted for 23% and 15% of our net sales for the year ended March 31, 2007 and 22%, 16%, 13% and 11% for the year ended March 31, 2006.

Our Strategy

We are a developer, formulator and supplier of natural-based products, designed to enhance human and animal health. We develop, formulate over-the-counter topical creams, nutritional and skin care products marketed globally through multiple channels of distribution. Our strategy involves:

•	Continuing to develop innovative and proprietary nutritional and skin care products;

•	Continuing to offer "turnkey" services, including product development, regulatory compliance, manufacturing and marketing services, to assist our customers in quickly bringing new products to market;

•	Marketing our products internationally by assisting our customers in registering their products for sale in foreign countries.

To date, we have completed the registration of over 25 products in foreign countries, including Japan, Australia, Norway, Venezuela, Germany, India and Canada. Most of the products registered contain our proprietary Celadrin® compound.

Industry Overview

The dietary supplement industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute and sell products that are generally intended to supplement our daily diets with nutrients that may enhance the body's performance and well-being. Dietary supplements include vitamins, minerals, herbs, botanicals, amino acids and compounds. Specific statutory provisions governing the dietary supplement industry were codified in the Dietary Supplement Health and Education Act. This act provides new statutory protections for dietary supplements and allows for statements that inform consumers of the effect dietary supplements have upon the structure or functions of the body.

We expect that the following factors will contribute to the ongoing growth of the domestic nutritional supplement industry:

•	The aging of the American population, which is likely to cause increased consumption of nutritional supplements;

•	New product introductions in response to new research supporting the positive health effects of certain nutrients;

•	The nationwide trend toward preventative medicine resulting from rising health care costs;

•	Increased consumer interest in alternative health products such as herb-based nutritional supplements;

•	A heightened awareness of the connection between diet and health.

Nutritional supplements are sold primarily through:

•	Mass market retailers, including mass merchandisers, drug stores, supermarkets and discount stores;

•	Health food stores;

•	Mail order companies; and

•	Direct sales organizations, including network marketing companies.

Products

We offer a variety of specialized proprietary nutritional formulations, over-the-counter topical creams, and skin care products. Since beginning operations in February 1999, we have developed and sold over 90 products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct selling, sales to mass market retailers, direct response radio, nutritional newsletters and medical care professionals. Our product formulations may be developed by our customers, co-developed by us and our customers or developed exclusively by us for the customer.

Our leading product is Celadrin®, a nutritional supplement compound comprised of a complex of fatty acid esters which plays a role in human and animal joint health and scientifically supported by our clinical studies. For the year ended March 31, 2007, approximately 75% of our revenue, was generated from the sale of various formulations containing Celadrin®. We offer Celadrin® as part of a formulated branded or private label product and also as a branded ingredient to be used by our wholesale customers in their own product formulations.

A number of safety and efficacy studies have been conducted on Celadrin®'s principal composition, cetylated fatty acids. Studies have been presented at international scientific conferences, with two studies having been published in the Journal of Rheumatology and one study published in the Journal of Strength and Conditioning Research. We are continuing research to determine Celadrin®'s effects on the body, including any role it may play in providing support for the normal functioning of muscles and joints. We produce a wide range of formulas using the Celadrin® compounds and market these formulations through multiple distribution channels. Our wholesale customers resell Celadrin® and other formulated products under their own labels and trade names. We do not own or have any ownership interest in the labels or trade names under which these products are sold. Using multiple manufacturing processes to produce Celadrin®, we offer the product to our customers in soft gel capsule, tablet, two-piece capsules and topical cream forms.

In January 2005 our Celadrin® compound was approved by the government of India as a prescription drug for treating joint pain. Previously, in August 2002 we entered into an exclusive purchase and supply agreement with Cymbiotics to distribute Celadrin® to hospitals and clinics in India and certain other countries. The agreement expired on December 31, 2005 and was replaced by a letter agreement in February 2006.

In June 2004 we entered into an agreement with Proprietary Nutritionals Inc. to globally promote and market our Celadrin® compound on a non-exclusive basis throughout the world, except India and China. In 2007, we renegotiated the agreement as part of a legal settlement. See Litigation.

We use paid consultants who are medical doctors, scientific research consultants, independent scientific researchers and laboratories and universities to assist us in the development and testing of our products. We believe Celadrin® will continue to be our principal compound. We intend to expand the number of customers who use this compound in formulas and to develop other formulas for new customers.

In addition to Celadrin®, which we sell in many formulations including an oral product, a cream, and as a pet product, we have also developed other natural based products designed to address specific health issues, including compounds and formulations involving a proprietary blend of fruit and vegetable extracts which represented approximately 15% of our sales and a weight loss product which represented approximately 10% of our sales for the year ended March 31, 2007.

We also are at the early stage of developing therapies for the treatment of inflammatory conditions, such as periodontal disease. We have conducted in-vivo and in-vitro efficacy and safety studies on our drug compound for the treatment of gum disease including periodontitis.

Raw Materials and Manufacturing

We develop and formulate proprietary, natural based, nutritional supplements, over-the-counter topical creams and skin care products but do not manufacture any of these products. We currently purchase ingredients from suppliers for delivery to manufacturers chosen by us. We have an agreement with our sole supplier of Celadrin® to purchase sufficient quantities of the compound to meet our anticipated needs through January 2012. We believe this agreement can be extended although we can give no such assurance. All other ingredients can be obtained from a number of suppliers, although the loss of any supplier could adversely affect our business.

We use a number of manufacturers to combine ingredients furnished by our suppliers into our nutritional and skin care products. By outsourcing product manufacture, we eliminate the capital required to manufacture our own products and increase the flexibility of our manufacturing resources. We have written confidentiality and exclusivity agreements with key manufacturers and believe suitable replacement manufacturers are available. However, the loss of a manufacturer could adversely affect our business.

Marketing and Distribution.

We market our products to customers in multiple channels of distribution. Our marketing strategy consists of:

•
Continuing to offer our proprietary products to existing customers while seeking new customers, emphasizing those engaged in the direct selling and mass marketing of nutraceutical supplements and other nutraceutical products;

•	Continuing to assist our customers in designing new nutritional, topical, and skin care products using our formulations;

•	Continuing to design marketing materials, provide marketing spokespersons and offering other value added services to assist customers in expanding their sales of our product;

•	Developing and offering new products to direct marketing and mass marketing companies;

•	Offering products for distribution through medical and nutritional oriented professionals;

•	Offering products for distribution through direct response radio and television.

We will continue to offer our customers a turn key approach to their product needs. This approach emphasizes providing the customer with the support necessary to allow them to sell our products, including providing the scientific studies required by U.S. and foreign regulators, tailoring our product formulations specifically for each customer, obtaining approvals in foreign countries for our customers to market there, providing full marketing support for the products, including product information, product descriptions and speakers to discuss products at customer conventions and seminars and arranging for manufacture and shipment of the products according to customer instructions.

Approximate sales by principal geographic area (as a percentage of sales) for fiscal years ended March 31 were as follows:

	2007	2006

Domestic sales	96.9%	96.6%

Foreign sales:
India	2.2	1.8
Canada	0.5	0.7
Australia	0.3	0.6
Korea	-	0.1
Taiwan	0.1	0.2
Total foreign sales	3.1	3.4

Total sales	100.0%	100.0%

All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

Competition

The nutritional supplement and skin care industries are large and intensely competitive. We compete generally with companies that manufacture and market competitive nutritional products in each of our product lines, including companies such as Twin Labs, Weider Nutrition, IVC Industries and Perrigo. We also compete with companies that supply nutritional products to direct distribution companies, such as Leiner Health, Natural Alternatives and Vitatech. We also compete with companies that develop and sell skin care products, such as West Coast Cosmetics, CA Botana and Cosmetic Products International.

Competitive factors in the nutritional supplement and skin care markets include product effectiveness, scientific validation, proprietary formulations, price, quality of products, reliability of product delivery and marketing services offered to customers. We believe we compete favorably with respect to each of these factors. Nevertheless, most of our competitors have longer operating histories, wider product offerings, greater name recognition and financial resources than do we. However, we believe our turnkey approach of offering our customers significant regulatory and marketing support, as well as unique, scientifically validated products, improves our competitive position.

Government Regulation

In both the United States and foreign markets, we are subject to extensive laws and governmental regulations at the federal, state and local levels. For example, we are subject, directly or indirectly, to regulations pertaining to:

•	Dietary ingredients;

•	The manufacturing, packaging, labeling, promotion, distribution, importation, sale and storage of our products;

•	Product claims, labeling and advertising (including direct claims and advertising by us as well as claims in labeling and advertising by others, for which we may be held responsible);

•	Transfer pricing and similar regulations that affect the level of foreign taxable income and customs duties; and

•	Taxation, which in some instances may impose an obligation on us to collect taxes and maintain appropriate records.

The dietary ingredients, manufacturing, packaging, storing, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more governmental agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Department of Agriculture, the Department of Customs, the Patent and Trademark Office, and the Environmental Protection Agency. Our activities are, or may be, regulated by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and/or sold. The FDA, in particular, regulates the ingredients, manufacture, packaging, storage, labeling, promotion, distribution and sale of foods, dietary supplements and over-the-counter drugs, such as those we distribute. We and our suppliers are required by FDA regulations to meet relevant current good manufacturing practice guidelines for the preparation, packing and storage of foods and drugs. The FDA has also published proposed rules for the establishment of good manufacturing practices for dietary supplements, but it has not yet issued a proposal rule. The FDA conducts unannounced inspections of companies that manufacture, distribute and sell dietary supplements, issues warning letters for rule violations found during these inspections and refers matters to the U.S. Attorney and Justice Department for prosecution under the Federal Food, Drug and Cosmetic Act. There can be no assurance that the FDA will not question our labeling or other operations in the future.

The Dietary Supplement Health and Education Act revised the provisions governing dietary ingredients and labeling of dietary supplements. The legislation created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, botanicals, other dietary substances to supplement the daily diet, and concentrates, metabolites, constituents, extracts and combinations thereof. The legislation requires no federal pre-market approval for the sale of dietary ingredients that were on the market before October 15, 1994. Since cetylated fatty acids, the primary ingredient in Celadrin®, was on the market prior to October 15, 1994, we have not been required to provide the FDA with any proof as to safety or efficacy of Celadrin®. Dietary ingredients first marketed after October 15, 1994 may not be distributed or marketed in interstate commerce unless:

•	The manufacturer has proof that the dietary ingredient has been present in the food supply as an article used for food and in a form in which the food has not been chemically altered, or

•	The manufacturer supplies the FDA with proof to the FDA's satisfaction of the dietary ingredient's safety.

Manufacturers and distributors of dietary supplements may include statements of nutritional support, including structure and function claims, on labels and in advertising if:

•	The claims are corroborated by "competent and reliable scientific evidence" consistent with FTC standards for advertising review;

•	The claims for labels and labeling are filed in a certified notice with the FDA no later than 30 days after first market use of the claims;

•	The manufacturer retains substantiation that the claims are truthful and non-misleading;

•	Each claim on labels and in labeling is cross-referenced by an asterisk to a mandatory FDA disclaimer.

The majority of the products marketed, or proposed to be marketed, by us are classified as dietary supplements. In September 1997, the FDA issued regulations governing the labeling and marketing of dietary supplement products. The regulations cover:

•	The identification of dietary supplements and their nutrition and ingredient labeling;

•	The terminology to be used for nutrient content claims, health claims and statements of nutritional support, including structure and function claims;

•	Labeling requirements for dietary supplements for which "high potency" and "antioxidant" claims are made;

•	Notification procedures for statements of nutritional support, including structure and function claims, on dietary supplement labels and in their labeling;

•	Pre-market notification procedures for new dietary ingredients in dietary supplements.

Dietary supplements are subject to federal laws dealing with drugs and regulations imposed by the FDA. Those laws regulate, among other things, health claims, ingredient labeling and nutrition content claims characterizing the level of nutrient in the product. They also prohibit the use of any health claim for dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. A federal court has ruled that the FDA must authorize health claims presented to the agency in health claims petitions unless they are inherently misleading and must rely on disclaimers to eliminate any potentially misleading connotation conveyed by a claim. The court also held that even claims not supported by significant scientific agreement must be allowed if disclaimers can correct misleading connotations.

Prior to permitting sales of our products in foreign markets, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. The approval process generally would require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. These approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or certain ingredients. We must also comply with product labeling and packaging regulations that vary from country to country.

The Federal Trade Commission, which exercises jurisdiction over the marketing practices and advertising of products similar to those we offer, has in the past several years instituted enforcement actions against several dietary supplement companies for deceptive marketing and advertising practices. These enforcement actions have frequently resulted in consent orders and agreements. In certain instances, these actions have resulted in the imposition of monetary redress requirements. Importantly, the commission requires that "competent and reliable scientific evidence" corroborate each claim of health benefit made in advertising before the advertising is first made. A failure to have that evidence on hand at the time an advertisement is first made violates federal law. While we have not been the subject to enforcement action for the advertising of its products, there can be no assurance that this agency will not question our advertising or other operations in the future.

We believe we are in compliance with all material government regulations which apply to our products. However, we are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

Trademarks and Patents

We received a trademark for "Celadrin" in February 2002.

In March 2003 we filed a patent application for Genepril, seeking approval of claims for the prevention and treatment of various types of arthritis and other inflammatory joint diseases, as well as periodontal, psoriasis, lupus and cardiovascular conditions. In June 2005 we received notification that the application had been approved and that a patent could be issued. Subsequent to the notification, we requested additional claims be added to the application. Accordingly, the patent office is continuing its review of our application. There can be no assurance that others may not develop compounds superior to Genepril.

Employees

At March 31, 2007, we had seven full-time employees and four part-time consultants, including our executive officers.

Facilities

We conduct our corporate functions and manufacturing, product development, sales and marketing activities in San Diego, California. We rent 5,426 square feet of office space at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127 under a seven-year lease ending December 2012 for a monthly rent ranging from a current level of $10,670 increasing annually to $12,673 for the seventh year. The average monthly rent for the seven-year period is $11,212. In addition we rent 4,575 square feet of distribution and storage space at 1420 Decision Street, Suite B, Vista, California 92083 under a three-year lease ending August 31, 2009 for a monthly rent of $3,889. This space is intended to meet our needs for the foreseeable future.

Litigation

Effective September 30, 2006, Imagenetix terminated its agreement with Proprietary Nutritionals, Inc., for marketing of its product Celadrin.TM  On September 28, 2006, we received a copy of a Complaint filed by Proprietary Nutritionals, Inc. (PNI), Proprietary Nutritionals, Inc. V. Imagenetix, Inc., Thomas Hall and Frank Sajovic, No. 06CV2091 L POR (U.S. District Court, S.D. Cal.).   The Complaint alleged breach of contract by Imagenetix with respect to Imagenetix’s termination of the agreement, tortious interference with PNI’s business relations and economic advantages and quantum meruit claims.  We believed the allegations lacked merit and the termination was proper under the terms of the agreement providing for termination upon a material breach including failure to meet sales goals.  In March 2007, we entered into a Purchase and Marketing Agreement (Agreement) with PNI which resolved all of the claims and counterclaims in the above action. As a result of the Agreement, the parties agreed to a Stipulation and Order of Dismissal, with prejudice. Under the terms of the Agreement, in addition to other items, we may sell our InflameAway product to the mass market and PNI may buy Celadrin from us.

We are not aware of any other legal proceedings, pending or threatened, to which we are a party.

MANAGEMENT

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupations and business experience, about our directors and the executive officer at March 31, 2007:

Name	Age	Position
William P. Spencer	54	Chief Executive Officer, President and Director
Debra L. Spencer	55	Secretary, Treasurer and Director
Lowell W. Giffhorn	60	Chief Financial Officer
Derek C. Boosey	64	Vice President—International
Jeffrey G. McGonegal	56	Director
Robert Burg	50	Director
Barry S. King	61	Director

Biographical Information

William P. Spencer has served as a director and has been our president since January 1999. From January 1986 to December 1996 he served as chief operating officer, chief financial officer and executive vice-president of Natural Alternatives International, Inc., a company engaged in the formulation and production of encapsulated vitamins and nutrients. He was president of NAI from December 1996 to October 1998 and was a director from January 1986 to October 1998. From 1976 to 1988 he was a regional vice president for San Diego Trust and Savings Bank. Mr. Spencer earned a B.S. degree in finance and an MBA degree from San Diego State University.

Debra L. Spencer has served as a director and has been our secretary since March 1999 and served as our treasurer from March 1999 to July 2005. Her responsibilities also include product label copy and graphic design in compliance with FDA regulations as well as developing marketing materials for our private label products. From 1970 to 1981 she was an Executive Assistant to the Vice President of a local San Diego bank. She was a homemaker from 1981 to 1987. From 1987 to 1993 she served as vice president, secretary and treasurer for Vitamin Direct, Inc., a consumer mail order vitamin company.

Derek C. Boosey has served as our vice-president—international since September 1999. From 1994 to September 1999, he was new business manager for National Alternatives International, Inc., and from 1990 to 1994 was director of marketing for Athletics Canada. From 1984 to 1990, Mr. Boosey was a technical advisor to the Korean Ministry of Sports and a sports and marketing consultant for MKC International. He earned degrees in physical education from Keele University (England) and Opu University (England) and is the Senior Olympics world record holder in the triple jump in the age 55 to 60 class.

Barry S. King joined our board in 2003. He was the Director of Marketing for the United States Olympic Committee from 1987 to 2002. Since 2002, Mr. King has been the Vice President and General Manager of Triactive America. Mr. King graduated with a B.A. degree from the University of Colorado in 1969.

Lowell W. Giffhorn has served as our Chief Financial Officer since July 2005. Since October 2005, Mr. Giffhorn also has served as the Chief Financial Officer and, since December 2005, has served on the board of directors of Brendan Technologies, Inc., a publicly held company that provides computer software to the pharmaceutical and life science industries. From November 1996 to June 2005, Mr. Giffhorn was the Chief Financial Officer of Patriot Scientific Corp., a publicly held semiconductor and intellectual property company. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a supplier of capital equipment to the semiconductor industry. Mr. Giffhorn obtained a M.B.A. degree from National University in 1976 and he obtained a B.S. in Accountancy from the University of Illinois in 1969. Mr. Giffhorn is also a director and chairman of the audit committee of DND Technologies, Inc., a publicly held company. Mr. Giffhorn devotes approximately 50% of his time to our affairs.

Jeffrey G. McGonegal joined our board in 2005. He also serves as the chief financial officer of AspenBio Pharma, Inc., a publicly-held biomedical company and of Security with Advanced Technology, Inc., a publicly held security products and services company and as senior vice president — finance of Cambridge Holdings, a publicly-held real estate and business development firm with limited activities, and since 1997, Mr. McGonegal has served as managing director of McGonegal and Co., a company engaged in providing accounting and business consulting services. From 1974 to 1997, he was an accountant with BDO Seidman LLP. While at BDO Seidman, Mr. McGonegal served as managing partner of the Denver, Colorado office. Until April 2007, following its sale he was also a member of the board of directors of Applied Medical Devices, Inc., a publicly-held shell company. Mr. McGonegal received a B.A. degree in accounting from Florida State University and he is a certified public accountant licensed in Colorado.

Robert Burg joined our board in 2005. Since 1998, Mr. Burg has been the owner of The Burg Group, a business development company based in the sports industry. From 1992 to 1998, Mr. Burg held several executive level positions, including President from 1995 to 1998, with Royal Grip, Inc., a publicly traded company that designed and distributed golf club grips and athletic headware. He received a B.A. degree in Business from Western State College in 1977.

William P. Spencer and Debra L. Spencer are married to each other.

Significant Employees and Consultants

Robert L. Hesslink, Jr. Sc.D., Director of Research and Development, coordinates and evaluates clinical research conducted on our products. Dr. Hesslink received his Doctorate of Science from the Department of Health Sciences at Boston University in 1987. Following his 1986 commission into the U.S. Navy Medical Services Corp., he was stationed at the Naval Medical Research Institute, Bethesda, MD from 1986 to 1990. During his tenure, Dr. Hesslink published research pertaining to cold water immersion and cold habituation in the Journal of Applied Physiology and the American Journal of Physiology. Dr. Hesslink has consulted for national and international companies on research projects directed at applied nutrition and physiology since 1990. He has coordinated over 20 studies in the last three years for academic institutions, including the University of Maryland School of Medicine, University of California, San Diego, Department of Animal Sciences, Ball State University, Human Performance Laboratory, University of Utah, Division of Food Sciences and Nutrition and the Uniform Services University of Health Sciences, Department of Military Medicine.

Kenneth Cole serves as a speaker and marketing consultant to us. He is a dual Olympian in basketball, and as a coach, his teams won 13 national Australian titles. In 2000 Mr. Cole carried the Olympic torch in the Sydney torch relay and was awarded the Australian Sports Medal of Honor. Mr. Cole was appointed Secretary for the Australian Council for Health, Physical Education and Recreation in 1975. He is also an internationally recognized motivational speaker.

Executive Compensation

There is shown below information concerning the compensation of our principal executive officer and the most highly compensated executive officers whose total compensation exceeded $100,000 (each a “Named Officer”) for the fiscal years ended March 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
[a]	[b]	[c]	[d]	[f]	[i]	[j]
William P. Spencer	2007	$174,386	$39,000	-	$9,903	$223,289
President, CEO and Director	2006	$165,969	$-	$83,515	-	$249,484

The amount included in other compensation during the year ended March 31, 2007, is a car allowance paid to Mr. Spencer. We estimate the fair value of the option issued to Mr. Spencer at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for those options issued during the year ended March 31, 2006: dividend yield of zero percent; expected volatility of 90%, risk-free interest rates of 3.83%; and expected life of 5 years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
[a]	[b]	[e]	[f]
William P. Spencer	125,000	$1.00	Oct. 23, 2007
President, CEO and	25,000	$2.00	Aug. 21, 2010
Director	60,000	$1.95	July 1, 2010

Employment Contracts

We do not have employment contracts with any of our executive officers.

DIRECTOR COMPENSATION

Name	Fees	All Other	Total
	Earned	Compensation	($)
	or	($)
	Paid In
	Cash
	($)
[a]	[b]	[g]	[h]
Debra Spencer	$-	$65,516	$65,516
Jeffrey McGonegal	$10,000	$-	$10,000
Barry King	$1,200	$-	$1,200
Robert Burg	$7,500	$-	$7,500

Mrs. Spencer is an employee and director of ours. The amount reflected as other compensation is the amount she was paid as an employee. She received no compensation for being a director.

Stock Option Plan

In August 2000 we adopted a Stock Option Plan, which we refer to as the “Plan,” which provides for the grant of stock options intended to qualify as “incentive stock options” and “nonqualified stock options” (collectively “stock options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the “Code”). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1,500,000 shares underlying stock options for issuance, of which 1,479,000 options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall received stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted.

Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	A breach of the director’s duty of loyalty to our company or our stockholders;

•	Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

•	Transactions from which the director derived an improper personal benefit.

Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

The following table sets forth certain information concerning our common stock ownership as of June 28, 2007, by (1) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (2) each of our executive officers and directors; and (3) all of our directors and executive officers as a group. The address of each such stockholder is in care of us at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127.

* Represents less than 1%

(1) Reflects amounts as to which the beneficial owner has sole voting power and sole investment power.

(2) Includes stock options and common stock purchase warrants exercisable within 60 days from the date hereof.

(3) Comprised of 2,740,000 shares and 253,000 stock options. William P. and Debra Spencer are husband and wife and are deemed to share beneficial ownership of these shares and options.

(4) Comprised of 1,435,557 shares and 1,305,926 common stock purchase warrants, all of which are owned by entities controlled by Mr. McAdam.

(5) Includes 370,000 shares and 699,750 common stock purchase warrants, all of which are owned by entities controlled by the estate of Mr. Scibelli.

(6) Comprised of 19,000 stock options.

(7) Comprised of 50,000 stock options.

(8) Comprised of 115,000 shares and 15,000 stock options.

(9) Comprised of 50,000 shares and 145,000 stock options.

(10) Comprised of 2,905,000 shares and 532,000 stock options.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise ofoutstanding options,warrants and rights	Weighted average exercise price ofoutstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensaton plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation
plans approved by
security holders	1,129,000	$1.74	586,000

Equity compensation
plans not approved
by security holders	4,357,100	$1.26	-

Total	5,486,100	$1.36	586,000

Common shares issuable on the exercise of common stock warrants have not been approved by the security holders and, accordingly, have been segregated in the above table.

SELLING STOCKHOLDERS

We have outstanding and are registering by this prospectus 1,672,500 shares of our common stock and an aggregate of 4,844,351 shares of common stock issuable upon exercise of common stock purchase warrants and stock options. The warrants and options are comprised of the following:

•	997,625 Class A warrants exercisable at $1.00 per share issued as consideration for loans advanced to us in 2000;

•	1,570,000 Class B warrants exercisable at $1.10 per share issued as consideration for loans advanced to us in 2000;

•	750,000 Class C warrants exercisable at $2.00 per share, issued as a part of a private placement of our securities in October 2000;

•	125,000 Class D warrants exercisable at $1.75 per share issued for consulting services;

•	617,250 Class E warrants exercisable at $.70 per share issued as additional consideration for a $1,000,000 credit facility;

•	660,000 stock options issued to employees, executive officers and consultants; and

•	318,976 warrants exercisable at $1.00 issued to our stockholders of record as of September 14, 2000; and

•	167,250 stock options exercisable at $1.20 per share.

We are registering for resale the common stock underlying all of the above warrants and options. The Class A, Class B, Class C, Class D and Class E warrants expire in October 2007. The 318,976 warrants expire in October 2007 and the 167,250 stock options expire in January 2009. The Class A warrants may be called upon 30 days’ notice to the warrant holders if our common stock trades at $3.00 per share or more for ten consecutive trading days. The Class B and Class E warrants may be exercised on a cashless basis but may not be called. The Class C and Class D warrants may be called on 30 days’ notice to the warrant holders if our common stock trades at $6.00 per share or more for ten consecutive trading days. In order to call any of the warrants, we must have a current registration statement on file with the SEC covering the shares underlying the warrants.

The following table sets forth the names of the selling stockholders and the number of shares of our common stock underlying the common stock purchase warrants and stock options held by each selling stockholder. We have not listed the names of our over 100 holders who were issued the 318,976 warrants as a pro rata dividend to our stockholders of record on September 14, 2000. None of these persons are officers, directors or 5% or greater stockholders.

The following shares underlying the warrants and stock options may be offered from time to time by the selling stockholders named below. The selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

We have footnoted below any material relationship between the stockholder and us over the last three years. The address of each selling stockholder is in care of our company at 10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127. Asterisks (*) indicate ownership of less than 1%.

Class A Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Great Expectations Family Limited Partnership(1)	25,000	395,000	25,000	370,000	3.4%
JMW Fund LLC	25,000	25,000	25,000	0	*
Barry C. Loder	11,250	73,125	11,250	61,875	*
David Nemelka(2)	25,000	62,500	25,000	37,500	*
Greg Pusey	11,750	170,625	11,750	158,875	1.5%
Gulfstream 1998 Irrevocable Trust	37,500	75,000	37,500	37,500	*
GJM Trading Partners, LTD(1)	380,000	1,815,557	380,000	1,435,557	12.9%
Mathis Family Partners, Ltd.	10,500	250,500	10,500	240,000	2.2%
Jeffrey B. McAdam	20,000	20,000	20,000	0	*
Patricia West Willox	10,000	15,000	10,000	5,000	*

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
J Paul Consulting Corp.(3)	175,000	175,000	175,000	0	*
GM/CM Family Partners, LTD(1)	50,000	1,485,557	50,000	1,435,557	12.8%
James Scibelli (1)	15,500	385,500	15,500	370,000	3.4%
MDB Capital	2,500	2,500	2,500	0	*
Pan American Capital Group	100	100	100	0	*
Lisa Kirby	100,000	100,000	100,000	0	*
Total Class A Warrants	899,100

Class B Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
GJM Trading Partners, LTD(1)	520,000	1,955,557	520,000	1,435,557	12.8%
James Scibelli(1)	130,000	500,000	130,000	370,000	3.4%
USA Ventures	20,000	20,000	20,000	0	*
Patricia West Willox	10,000	15,000	10,000	5,000	*
Rae Smolowitz	20,000	20,000	20,000	0	*
Robert McAdam	90,000	90,000	90,000	0	*
Milagro Investments, Inc.	5,000	5,000	5,000	0	*
J Paul Consulting Corp.	155,000	155,000	155,000	0	*
John LeFebvre	10,000	10,000	10,000	0	*
Thomas Weinburger (1)	600,000	600,000	600,000	0	*
Total Class B Warrants	1,560,000

Class C Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Gary A. Agron(3)	50,000	50,000	50,000	0	*
Zahra Abdollahi	10,000	30,000	10,000	20,000	*
Multi-National Consultants Grp- C/P Pan American Cap Grp., Inc.	25,000	75,000	25,000	50,000	*
Brasel Family Partners, Ltd.	22,500	67,500	22,500	45,000	*
Business Development Corp.	12,500	37,500	12,500	25,000	*
Benedetto Casale	15,000	45,000	15,000	30,000	*
Paul Dragul	10,000	30,000	10,000	20,000	*
Clifford Enten	5,000	15,000	5,000	10,000	*
Paul Ernst	5,000	15,000	5,000	10,000	*
Fairway Capital Partners, LLC	10,000	10,000	10,000	0	*
Jeffrey W. Felton	7,500	22,500	7,500	15,000	*
Robert A. Germiquet	5,000	15,000	5,000	10,000	*
Great Expectations Family Ltd. Partnership(1)	75,000	445,000	75,000	370,000	3.4%
Aaron A. Grunfeld	10,000	30,000	10,000	20,000	*
Heritage Oil Company	5,000	5,000	5,000	0	*
Arthur Kassoff Rev. Trust	10,000	30,000	10,000	20,000	*
Charles F. Kirby	10,000	10,000	10,000	0	*
Cynthia and Michael Kirby	5,000	5,000	5,000	0	*
Lisa Kirby	10,000	110,000	10,000	100,000	*
Mark E. or Constance Massa	2,500	7,500	2,500	5,000	*
Mathis Family Partners, Ltd.	50,000	290,000	50,000	240,000	2.2%
Sharon McDonald	5,000	5,000	5,000	0	*
Michael O’Hare	10,000	10,000	10,000	0	*
J. J. Peirce	12,500	12,500	12,500	0	*
LTC David R. Plaza	2,500	2,500	2,500	0	*
Jeff P. Ploen(3)	25,000	75,000	25,000	50,000	*
Carol and Paul Rivello	22,500	22,500	22,500	0	*
Steven Schultz	10,000	30,000	10,000	20,000	*
R.A. Strahl	5,000	13,000	5,000	8,000	*
James W. Toot	25,000	75,000	25,000	50,000	*
Bonnie and Len Turano	7,500	7,500	7,500	0	*
Lawrence Underwood	12,500	37,500	12,500	25,000	*
James Scibelli(1)	77,500	447,500	77,500	370,000	3.4%
Andrew Benavides	2,500	7,500	2,500	5,000	*
GJM Trading Partners, LTD(1)	90,000	1,525,557	90,000	1,435,557	13.3%
USA Ventures	20,000	20,000	20,000	0	*
Patricia West Willox	10,000	15,000	10,000	5,000	*
Susan Santage	5,000	25,000	5,000	20,000	*
The Bailey Family Trust	12,500	37,500	12,500	25,000	*
Total Class C Warrants	710,000

Class D Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
James Scibelli(1)	100,000	470,000	100,000	370,000	3.4%
The Kabot Group, LLC	25,000	25,000	25,000	0	*
Total Class D Warrants	125,000

Class E Warrant Holders

Name	Number of Shares Underlying Warrants	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
GJM Trading Partners, Ltd.(1)	125,000	1,560,557	125,000	1,435,557	13.2%
Roberts & Green, Inc.(1)	125,000	125,000	125,000	0	*
Total Class E Warrants	250,000

Stock Option Holders

Name	Number of Shares Underlying Options	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
William and Debra Spencer(4)(5)	175,000	3,175,000	175,000	3,000,000	28.8%
Derek Boosey(4)	115,000	165,000	115,000	50,000	*
Patrick Millsap	30,000	285,000	30,000	255,000	3.0%
Yue Ling Chen	25,000	25,000	25,000	0	*
Jandra Thomas	40,000	65,000	40,000	25,000	*
Robert Hesslink	25,000	50,000	25,000	25,000	*
Michelle Posey	15,000	20,000	15,000	5,000	*
James Scibelli(1)	100,000	470,000	100,000	370,000	3.4%
Tony and Alicia Gwynn	100,000	100,000	100,000	0	*
Gary McAdams.(1)	83,625	1,519,182	83,625	1,435,557	13.3%
Carol Scibelli	83,625	83,625	83,625	0	*
Maurile C. Tremblay	25,000	55,000	25,000	30,000	*
Barry S. King(5)	10,000	10,000	10,000	0	*
Total Stock Options	827,250

Common Stock Holders

Name	Total Number of Shares Owned	Number of Shares Offered for Sale	Number of Shares To Be Owned Following The Offering	Percentage To Be Owned Following The Offering
Dianne Borden	110,000	100,000	10,000	*
Heather Evans	17,500	12,500	5,000	*
David Fine	50,000	50,000	0	*
Fiserv IRA FBO Thomas A. Forti	12,500	12,500	0	*
Thomas A. Forti	16,500	12,500	4,000	*
Patrick Glenn	30,000	20,000	10,000	*
Robert Holmes	123,700	100,000	23,700	*
JMW Fund LLC	125,000	125,000	0	*
J. Paul Consulting	50,000	25,000	25,000	*
Helaine Kaplan	100,000	100,000	0	*
Charles Kirby	42,000	42,000	0	*
Barry O. Moores	264,750	75,000	189,750	1.8%
Oppenheimer & Co Inc. Custodian fbo Lawrence Kaplan RLVR IRA	100,000	100,000	0	*
Pan American Capital Group, Inc.	162,000	145,000	17,000	*
Terry Phillips	249,000	100,000	149,000	1.4%
Gregory Pusey	180,000	50,000	130,000	1.2%
James Scoroposki	170,000	100,000	70,000	*
Robert A. Strahl Charitable Remainder Trust dtd 8/10/94	75,500	25,000	50,500	*
West Hampton Special Situations Fund	83,000	83,000	0	*
Charitable Remainder Trust of Timothy J. Brasel	112,000	50,000	62,000	*
Debra Jakalow	25,500	20,000	5,500	*
Michael Neider IRA	60,000	50,000	10,000	*
Debbie Vanderlinden	50,000	50,000	0	*
Woodland Partners	125,000	125,000	0	*
He Zhang	50,000	50,000	0	*
Jyll Rosenfeld	50,000	50,000	0	*
Total Stock		1,672,500

(1)	5% or greater stockholder

(2)	Former 5% stockholder

(3)	Our securities counsel

(4)	Executive officers

(5)	Directors

Plan of Distribution

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold from time to time in one or more of the following transactions:

•	Block transactions;

•	Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;

•	Privately negotiated transactions;

•	Through the writing of options on the shares;

•	Short sales; or

•	Any combination of these transactions.

The sale price to the public in these transactions may be:

•	The market price prevailing at the time of sale;

•	A price related to the prevailing market price;

•	Negotiated prices; or

•	Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a post effective amendment to the registration statement of which this prospectus is a part. A post effective amendment is a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

GJM Trading Partners, Ltd., an entity controlled by Gary McAdam, a principal stockholder, holds exclusive rights to market some of our products through certain e-commerce distribution channels.

In January 2005 we entered into a consulting agreement with Business Partners Operations, LLC., a company in which Mr. McAdam is an officer and principal stockholder. Under the agreement, Mr. McAdam provides us with business consulting in the areas of finance and marketing strategies. The agreement calls for us to pay a fee of $3,500 per month and can be terminated by either party with a 30 day notice.

We believe that the above transactions were fair, reasonable and upon terms at least as favorable to us as those we might have obtained from unaffiliated third parties.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

We have 10,871,400 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Warrants and Stock Options

We have an aggregate of 5,836,100 common stock purchase warrants and stock options outstanding, comprised of the following:

•	899,100 Class A warrants exercisable at $1.00 per share issued as consideration for loans advanced to us in 2000;

•	1,560,000 Class B warrants exercisable at $1.10 per share issued as consideration for loans advanced to us in 2000;

•	710,000 Class C warrants exercisable at $2.00 per share, issued as a part of a private placement of our securities in October 2000;

•	125,000 Class D warrants exercisable at $1.75 per share issued for consulting services;

•	867,250 Class E warrants exercisable at $.70 to $3.45 per share issued as additional consideration for a $1,000,000 credit facility and for services rendered from 2001-2005;

•	1,479,000 stock options issued to employees, executive officers and consultants;

•	195,750 warrants exercisable at $1.00 per share to be issued to our over 100 stockholders of record as of September 14, 2000; and

We are registering for resale the common stock underlying only the warrants and options which were outstanding as of the original filing of this prospectus. The Class A, Class B, Class C, Class D and Class E warrants expire in October 2007. The 195,750 warrants expire in September 2007 and the 367,250 warrants options expire in January 2009. The Class A warrants may be called upon 30 days’ notice to the warrant holders if our common stock trades at $3.00 per share or more for ten consecutive trading days. The Class B and Class E warrants may be exercised on a cashless basis but may not be called. The Class C and Class D warrants may be called on 30 days’ notice to the warrant holders if our common stock trades at $6.00 per share or more for ten consecutive trading days. In order to call any of the warrants, we must have a current registration statement on file with the SEC covering the shares underlying the warrants.

Limitation on Liability

Our certificate of incorporation and bylaws provide that a director shall not be personally liable to us or our stockholders for any action taken or any failure to act to the full extent permitted under Nevada law. The effect of this provision is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate any stockholder or us from seeking non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care or to seek monetary damages for (i) a violation of criminal law, (ii) unlawful payment of dividends or other distribution under Nevada law, (iii) a transaction in which a director derived an improper personal benefit, (iv) willful misconduct, or (v) reckless, malicious or wanton acts.

Dividends

We have not declared any cash dividends on our common stock and do not intend to declare dividends in the foreseeable future. We intend to use our available funds for the development of our business. There are no material restrictions limiting, or likely to limit, our ability to pay dividends on our common stock.

Transfer Agent

Interwest Transfer Co., Inc., Salt Lake City, Utah, is our transfer and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have 10,871,400 common shares outstanding, of which 10,721,400 common shares are freely tradeable or saleable under Rule 144 including the 1,672,500 shares which we are registering hereby for resale. We also may have up to 4,844,351 shares outstanding which have been registered by this prospectus and may be issued upon exercise of our common stock purchase warrants and stock options.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock; or

•	The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

Our financial statements included in this prospectus as of and for the years ended March 31, 2007 and March 31, 2006 have been included in reliance on the report of HJ Associates & Consultants LLP, independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 9, 2006, we notified Mayer Hoffman McCann P.C. ("MHM"), that they were being dismissed effective January 6, 2006, as the Company's independent registered accounting firm. MHM's report on the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2005, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

On January 6, 2006, the Board of Directors of the Company, upon the recommendation of its Audit Committee, elected to engage HJ Associates & Consultants, LLP (“HJ Associates”) to serve as the Company's independent registered accounting firm.

On January 10, 2006, the Company was informed that it had been accepted as a client of HJ Associates.

Since March 31, 2005, (the date we retained MHM as principal accountants) and for the subsequent interim period through January 6, 2006, there were no disagreements between the Company and MHM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to MHM's satisfaction, would have caused them to make reference to the subject matter of the disagreement in their report on the financial statements for such year. We reported the change in accountants on Form 8-K on January 11, 2006. The Form 8-K contained a letter from MHM, addressed to the SEC, stating that it agreed with the statements concerning MHM in such Form 8-K.

Subsequent to January 6, 2006, the Company restated the quarterly reports for the six and nine months ended September 30 and December 31, 2005. We determined that the extension of the expiration date on warrants to certain shareholders should have been accounted for as a dividend to the warrant holders rather than as an expense. MHM disagrees with management’s current position and continues to believe that the extension of the warrants was related to the settlement of an existing or unasserted contractual obligation and, therefore, should be reflected as an expense.

During the Company's two fiscal years ended March 31, 2005, and the subsequent interim period through January 6, 2006, the Company did not consult HJ Associates with respect to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 50,000 Class C warrants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a post-effective amendment to our registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Imagenetix, Inc., and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets, March 31, 2007 and 2006	F-3

Consolidated Statements of Operation,
for the years ended March 31, 2007 and 2006	F-4

Consolidated Statement of Stockholders' Equity,
for the years ended March 31, 2007 and 2006	F-5

Consolidated Statements of Cash Flows, for the
years ended March 31, 2007 and 2006	F-6

Notes to Consolidated Financial Statements	F-7-F-23

Report Of Independent Registered Public Accounting Firm

To the Board of Directors
Imagenetix, Inc.
San Diego, California

We have audited the consolidated balance sheets of Imagenetix, Inc. as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imagenetix, Inc. as of March 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/S/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP Salt Lake City, Utah June 14, 2007

Imagenetix, Inc.
Consolidated Balance Sheets

March 31,	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$958,896	$1,808,016
Accounts receivable, net	1,576,641	811,198
Inventories, net	1,284,458	1,741,468
Prepaid expenses	384,217	220,747
Income tax receivable	269,140	617,570
Deferred tax asset	109,797	94,200

Total current assets	4,583,149	5,293,199

Property and equipment, net	125,456	97,574

Other assets	551,998	503,301

Total Assets	$5,260,603	$5,894,074

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$368,089	$740,461
Accrued liabilities	64,265	51,949
Customer deposits	136,645	48,485
Contract payable	49,970	-
Short term license payable	31,633	29,209

Total current liabilities	650,602	870,104

Long term license payable	37,239	68,873

Total Liabilities	687,841	938,977

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares
authorized: none outstanding	-	-
Common stock, $.001par value; 50,000,000 shares
authorized: 10,871,400 and 10,721,400 issued and outstanding at
March 31, 2007 and 2006, respectively	10,871	10,721
Capital in excess of par value	10,734,945	10,342,395
Accumulated deficit	(6,173,054)	(5,398,019)
Total stockholders' equity	4,572,762	4,955,097
Total Liabilities and Stockholders' Equity	$5,260,603	$5,894,074

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Operation

Years Ended March 31,	2007	2006

Net sales	$5,596,725	$7,649,941

Cost of sales	2,969,002	4,134,645

Gross profit	2,627,723	3,515,296

Operating expenses:
General and administrative	1,407,996	2,995,917
Payroll expense	712,945	674,344
Consulting expense	1,339,515	1,072,391
Operating expenses	3,460,456	4,742,652
Operating (loss)	(832,733)	(1,227,356)
Other income (expense):
Other income	32,885	35,906
Interest expense (Note 6)	(6,791)	(25,728)
Other income (expense)	26,094	10,178
Loss before income taxes	(806,639)	(1,217,178)

Benefits from taxes (Note 10)	(139,000)	(623,800)

Net (loss)	$(667,639)	$(593,378)

Basic (loss) per share	$(0.06)	$(0.06)

Diluted (loss) per share	$(0.06)	$(0.06)

See accompanying report of independent registered public accounting firm, summary of accounting polices and notes to consolidated financial statements.

Imagenetix, Inc.
Consolidated Statements of Stockholders' Equity

	Common Stock		Capital in excess	Retained Earnings	Stockholders'
Years Ended March 31, 2007 and 2006	Shares	Amount	of Par Value	(Deficit)	Equity

Balance, April 1, 2005	10,404,652	$10,405	$4,267,707	$(105,822)	$4,172,290

Issuance of common stock for services
at $1.95 per share	45,000	45	87,705	-	87,750
Exercise of warrants at $1.00 to
$2.00 per share	271,748	271	312,477	-	312,748
Value of warrants and options issued
and extended	-	-	5,674,506	-	5,674,506
Non-cash dividend issued to certain
warrant holders	-	-	-	(4,698,819)	(4,698,819)
Net (loss) for the year ended
March 31, 2006	-	-	-	(593,378)	(593,378)
Balance March 31, 2006	10,721,400	10,721	10,342,395	(5,398,019)	4,955,097

Issuance of common stock for services
at $.94 per share	150,000	150	140,850	-	141,000
Purchase price of warrants	-	-	1,250	-	1,250
Value of warrants issued	-	-	143,054	-	143,054
Non-cash dividend issued to certain
warrant holders	-	-	107,396	(107,396)	-
Net (loss) for the year ended
March 3l, 2007	-	-	-	(667,639)	(667,639)
Balance March 31, 2007	10,871,400	$10,871	$10,734,945	$(6,173,054)	$4,572,762

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated finacial statements.

Imagenetix, Inc.
Consolidated Statements of Cash Flows

Years Ended March 31,	2007	2006
Operating activities:
Net (loss)	$(667,639)	$(593,378)
Adjustments to reconcile net (loss)
to cash provided (used) by operating activities:
Amortization and depreciation	41,410	61,001
Provision for doubtful accounts	40,000	17,930
Provision for inventory obsolescence	(61,380)	123,794
Non cash expense related to issuance of warrants
and stock options	143,054	975,687
Stock issued for services	141,000	87,750
Change in deferred taxes	(100,497)	(358,200)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(805,443)	1,234,961
(Increase) decrease in employee receivable	2,870	1,544
(Increase) decrease in inventory	518,390	(482,767)
(Increase) decrease in other assets	(147,591)	87,332
Increase (decrease) in accounts payable	(372,372)	(101,340)
Increase (decrease) in accrued liabilities	12,316	31,704
Increase (decrease) in customer deposits	88,160	(26,906)
Increase (decrease) in income taxes payable	348,430	(1,055,354)
Net cash provided by (used in) operating activities	(819,292)	3,758
Investing activities:
Acquisition of office equipment and leasehold improvements	(51,838)	(100,193)
Trademarks, patents and infomercial	-	(189,979)
Net cash used in investing activities	(51,838)	(290,172)
Financing activities:
Payments on notes payable to related party	-	(225,000)
Proceeds from exercise of stock options and warrants	-	312,748
Proceeds from issuance of warrant	1,250	-
Proceed from contracts payable	102,143	-
Payments on contracts payable	(52,173)	-
Payments on patent license financed	(29,210)	(24,804)
Net cash provided by financing activities	22,010	62,944
Net increase (decrease) in cash	(849,120)	(223,470)
Cash and cash equivalents, beginning of year	1,808,016	2,031,486
Cash and cash equivalents, end of year	$958,896	$1,808,016

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$25,728
Income taxes	$-	$789,754
Non Cash Investing and Financing Activities:
Patent license financed	$-	$122,886
Non-cash valuation related to issuance of warrants	$143,054	$-
Common stock issued for services	$141,000	$-
Non-cash dividend issued to certain warrant holders	$107,396	$4,698,819

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements
March 31, 2007 and 2006

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying consolidated financial statements represent the accounts of Imagenetix, Inc. [“Parent”] organized under the laws of the State of Nevada on March 28, 1988; and its subsidiary Imagenetix, Inc [“Subsidiary”] organized under the laws of the state of Colorado on July 26, 1996 and its subsidiary Imagenetix [“Imagenetix CA”] organized under the laws of the State of California on January 7, 1999. We are engaged in the business of developing and marketing nutritional supplements and skin care products primarily in domestic markets.

On March 23, 1999, Subsidiary completed an exchange agreement with Imagenetix CA wherein Subsidiary issued 3,900,000 shares of its common stock in exchange for all of the outstanding common stock of Imagenetix CA. The Acquisition was accounted for as a recapitalization of Imagenetix CA as the shareholders of the Imagenetix CA controlled the combined entity after the acquisition. There was no adjustment to the carrying values of the assets or liabilities of the Subsidiary or Imagenetix CA as a result of the recapitalization.

During October 2000, the Subsidiary entered into a definitive merger agreement and plan of reorganization with Parent. The transaction was accounted for as a recapitalization of the Subsidiary, wherein the Subsidiary became a wholly owned subsidiary of the Parent. After giving effect to the preceding transaction, the parent had 8,550,000 shares of common stock, 3,183,750 warrants, and 525,000 options outstanding. In connection with the reverse acquisition, the Parent changed its name to Imagenetix, Inc.

We have, at the present time, not paid any dividends, and any dividends that may be paid in the future will depend upon our financial requirements and other relevant factors.

Consolidation

All significant intercompany transactions between the Parent, Subsidiary, and Imagenetix CA have been eliminated in consolidation.

Reclassifications

Certain items included in the year ended March 31, 2006 financial statements have been reclassified to conform to the current year presentation.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

Cash and Cash Equivalents

For purposes of the financial statements, we consider all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents. At various times throughout the year, we have exceeded federally insured limits.

Accounts receivable

Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of amounts due to us could be overstated, which could have a negative impact on operations.

Inventory

Inventory is carried at the lower of cost or market. Cost is determined by the first-in first-out method.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of three to seven years, except leasehold improvements which are depreciated over the lesser of the remaining lease life or the life of the asset, using the straight-line method. We follow the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Trademarks and Patents

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of from 8 to 17 years for patents and 10 years for trademarks. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 144 as discussed above.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

Stock Based Compensation

Effective January 1, 2006, we adopted FASB Statement No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123R are no longer an alternative to financial statement recognition.

We have selected the Black-Scholes method of valuation for share-based compensation and have adopted the modified prospective transition method under SFAS 123R, which requires that compensation cost be recorded, as earned, for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS 123R. As permitted by SFAS 123R, prior periods have not been restated. The charge is being recognized in non cash compensation, which is included in stock-based compensation expense, on a straight-line basis over the remaining service period after the adoption date based on the options’ original estimate of fair value. Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under this method, compensation cost was recorded only if the market price of the underlying stock on the grant date exceeded the exercise price. As permitted by SFAS 123, the Company elected the disclosure only requirements of SFAS 123. The fair-value based method used to determine historical pro forma amounts under SFAS 123 was similar in most respects to the method used to determine stock-based compensation expense under SFAS 123R.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

The following table illustrates the pro forma effect on our net loss and net loss per share as if we had adopted the fair value based method of accounting for stock-based compensations under the provisions of SFAS 123R at the beginning of the year ended March 31, 2006:

Year Ended March 31,
2006

Net income (loss), as reported	$(593,378)
Stock-based employee compensation,
net of tax effects, included in reported net loss	217,200
Stock-based employee compensation,
net of tax effects	(770,365)
Proforma net income (loss)	$(1,146,543)

Net income (loss) per share:
Basic- as reported	$(0.06)
Basic- proforma	$(0.11)
Diluted- as reported	$(0.06)
Diluted- proforma	$(0.11)

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended March 31, 2006: dividend yield of zero percent; expected volatility of from 90% to 94%; risk-free interest rates of 3.64% to 4.02%, and expected lives of from 2 to 5 years.

We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB104), Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists” (SFAS 48), and Emerging Issues Task Force Abstract (EITF) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products.” SAB 104 requires that four basic criteria be met before revenue can be recognized: 1) there is evidence that an arrangement exists; 2) delivery has occurred; 3) the fee is fixed or determinable; and 4) collectibility is reasonably assured. SFAS 48 states that revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale; (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product; (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller; (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and (6) the amount of future returns can be reasonably estimated. We recognize revenue upon determination that all criteria for revenue recognition have been met. The criteria are usually met at the time title passes to the customer, which usually occurs upon shipment. Revenue from shipments where title passes upon delivery is deferred until the shipment has been delivered.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

We account for payments made to customers in accordance with EITF 01-09, which states that cash consideration (including a sales incentive) given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement, rather than a sales and marketing expense. We have various agreements with customers that provide for discounts and rebates. These agreements are classified as a reduction of revenue. Certain other costs associated with customers that meet the requirements of EITF 01-09 are recorded as sales and marketing expense. Vendor considerations recorded as a reduction of sales were $232,000 for the year ended March 31, 2007.

We guarantee customer satisfaction. Our policy requires the customer to return the unused product to the retailer from whom they originally purchased it. We pay the retailer for the returned product plus a handling cost. We periodically assess the adequacy of this policy and will record a liability as necessary. For the year ended March 31, 2007, there were no returns that would suggest a liability needed to be recorded.

We review gross revenue for estimated returns of private label contract manufacturing products and direct-to-consumer products. The estimated returns are based upon the trailing six months of private label contract manufacturing gross sales and our historical experience for both private label contract manufacturing and direct-to-consumer product returns. However, the estimate for product returns does not reflect the impact of a large product recall resulting from product nonconformance or other factors as such events are not predictable nor is the related economic impact estimable. For the year ended March 31, 2007 there were no returns that would suggest a liability needed to be recorded.

As part of the services we provide to our private label contract manufacturing customers, we may perform, but are not required to perform, certain research and development activities related to the development or improvement of their products. While our customers typically do not pay directly for this service, the cost of this service is included as a component of the price we charge to manufacture and deliver their products.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for accounting for income taxes (See Note 10).

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

Earnings Per Share

The computation of earnings per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (See Note 11).

Recently Enacted Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of SFAS No. 158 had no impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be the fiscal year beginning April 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006.  The adoption of SAB No. 108 had no impact on our financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation Number 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109."  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes."  This Interpretation is effective for fiscal years beginning after December 15, 2006. We are currently assessing the effect of this Interpretation on our financial statements.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable are carried at the expected realizable value. Accounts receivable consisted of the following:

	March 31,
	2007	2006

Accounts receivable - trade	$1,666,641	$861,198
Allowance for doubtful accounts	(90,000)	(50,000)

Accounts receivable, net	$1,576,641	$811,198

NOTE 3 - INVENTORY

Inventory consisted of the following:

	March 31,
	2007	2006

Raw materials	$797,498	$1,554,417
Finished products	401,895	168,228
Boxes, labels, tubes & bottles	220,153	215,291
	1,419,546	1,937,936
Reserve for obsolescence	(135,088)	(196,468)
	$1,284,458	$1,741,468

NOTE 4 - PROPERTY AND EQUIPMENT

The following is a summary of equipment, at cost, less accumulated depreciation:

	March 31,
	2007	2006

Office equipment	$54,115	$40,922
Lease-hold improvements	126,353	87,708
Leased equipment	12,341	12,341
	192,809	140,971

Less accumulated depreciation	67,353	43,397

	$125,456	$97,574

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

Depreciation expense for the year ended March 31, 2007 and 2006 was $23,956 and $45,606, respectively.

NOTE 5 - OTHER ASSETS

The following is a summary of intangible assets which are included in “Other Assets” on the face of the balance sheet:
	March 31,
	2007	2006

Trademarks	$13,032	$13,032
Promotional	-	18,750
Patent	161,353	161,353
Deferred tax asset	415,100	330,200
	589,485	523,335

Less accumulated amortization	37,487	20,034

	$551,998	$503,301

For the year ended March 31, 2007 and 2006 amortization expense was $17,454 and $15,395, respectively.

NOTE 6 -  LICENSE AND ROYALTY PAYABLE

In May, 2005, we entered into an agreement with EHP Products, Inc. acquiring a non-exclusive world-wide license to make, use and sell products relating to Cetyl Myristoleate covered under U.S. Patent No. 5,569,676. The agreement provides for payments of $3,000 per month from May, 2005 through April, 2009, at which time EHP Products, Inc. has agreed to convey ownership in the product to us.

As of March 31, 2007 the following obligations were outstanding related to this license:

	As of March 31,
	2007	2006

Patent License and Royalty Payable	$68,872	$98,082

Less current portion	31,633	29,209

Long term license payable	$37,239	$68,873

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

NOTE 7 - LEASES OBLIGATIONS

Operating Lease

We entered into a seven-year building lease for our office commencing in January 2006 and expiring in December 2012. In addition we entered into a three-year lease for warehouse space commencing in September 2006 and expiring in August 2009. Lease expense for the years ended March 31, 2007 and 2006 amounted to $160,902 and $219,336, respectively. The following is a schedule of minimum annual rental payments for the next five years.

Years ending March 31,

2008	$182,095
2009	184,491
2010	158,993
2011	143,206
2012	148,218
Thereafter	114,056

Total minimum lease payments	$931,059

NOTE 8 - COMMITMENTS AND CONTINGINCIES

Contingencies

We are involved in litigation from time to time in the normal course of business.

Management believes there are no such claims, which would have a material effect on our financial position.

Other agreements

We routinely enter into contracts and agreements with suppliers, manufacturers, consultants, product marketing, and sales representatives in the normal course of doing business. These agreements can be either short or long term and are normally limited to specific products and marketing opportunities. We are committed to purchase a minimum of $1,680,000 each year through 2012 of the major ingredient in our current products. However, we entered into a waiver, which could be exercised solely at our option, which eliminated $840,000 of the purchase commitment for the twelve months ending December 31, 2006.

In June 2004, we entered into a marketing and promotion agreement which contained certain milestones which, if met, required us to issue warrants exercisable into up to 125,000 shares of common stock with an exercise price equal to 150% of the market price on the date the milestone was met. We issued warrants exercisable into up to 50,000 shares of common stock during the year ended March 31, 2005, as the result of two of the milestones being met. The warrants were valued using the Black-Sholes pricing model and resulted in additional expense of approximately $57,000 as of March 31, 2005. We issued warrants exercisable into up to 25,000 shares of common stock during the year ended March 31, 2006, as a result of the third milestone being met. The warrant was valued using the Black-Sholes pricing model and resulted in additional expense of approximately $39,000 for the year ended March 31, 2006. No such warrants were issued during the year ended March 31, 2007.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

NOTE 9 - CAPITAL STOCK

Preferred Stock

We have authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at March 31, 2007.

Common Stock

The Company has authorized 50,000,000 shares of common stock at $.001 par value. At March 31, 2007, the Company had 10,871,400 shares of common stock issued and outstanding.

During the year ended March 31, 2006, we issued 271,748 shares of common stock for proceeds of $312,748. The shares were issued upon shareholders exercising warrants with exercise prices ranging from $1.00 to $2.00 per share.

Also, during the year ended March 31, 2006, we issued 45,000 shares of common stock to three individuals in exchange for services they provided to the company. The services performed were valued based on the price of the common stock on the date of issuance, $1.95 per share or $87,750 in the aggregate. This amount was reflected as non-cash expense during the year ended March 31, 2006.

During the year ended March 31, 2007, we issued 150,000 shares of common stock to one individual in exchange for services he will provide to the company. The services to be performed were valued based on the price of the common stock on the date of issuance, $0.94 per share or $141,000 in the aggregate. This amount is being amortized over 24 months, the life of the contract under which the services are to be provided, as non-cash expense.

Stock Bonus Plan

During the year ended March 31, 2000, our board of directors adopted a stock bonus plan. The plan provides for the granting of awards of up to 724,500 shares of common stock to officers, directors, consultants and employees. Awards under the plan will be granted as determined by the board of directors. As of March 31, 2007, 499,500 shares have been granted under the plan.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

Warrants

A summary of the status of the warrants granted under various agreements at March 31, 2007 and 2006, and changes during the years then ended is presented below:

	Warrants
	Shares	Weighted Average Exercise Price

Outstanding, April 1, 2005	4,228,848	$1.25
Granted	150,000	1.96
Exercised	(271,748)	1.20
Outstanding, March 31, 2006	4,107,100	1.28
Granted	250,000	1.00
Outstanding, March 31, 2007	4,357,100	$1.26

Exercisable, March 31, 2006	4,107,100	$1.28
Exercisable, March 31, 2007	4,357,100	$1.26

Weighted average fair value of warrants
granted during the year ended:
March 31, 2006	150,000	$1.46
March 31, 2007	250,000	$0.57

During the year ended March 31, 2007, we issued warrants to one individual for services he will perform for us valued at $143,054 which we are amortizing to general and administrative expenses over 24 months. We estimate the fair value of each warrant at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended March 31, 2007: dividend yield of zero percent; expected volatility of 71%, risk-free interest rates of 4.83%; and expected lives of 5 years.

During the years ended March 31, 2007 and 2006, we extended the expiration date on warrants exercisable for up to 415,375 and 2,757,782, respectively, shares of common stock to October 23, 2007. These warrants were issued in 2000 and 2001 as part of an equity unit sale. By the terms of the warrants, we were to use our best efforts to maintain a registration statement under which the holders could resell the common shares on the exercise of the warrants. Since we failed to maintain a timely registration statement, we decided to extend the expiration date of the warrants. Due to this modification, we recorded non-cash dividends of $107,396 and $4,698,819, respectively, for the years ended March 31, 2007 and 2006. We estimated the fair value of the non-cash dividends declared during the year ended March 31, 2007 by using the Black-Scholes pricing model with the following weighted average assumptions: dividend yield of zero percent; expected volatility of 70% to 72%; risk free interest rate of 4.56% to 4.87%; and expected lives of 13 to 18 months.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

A summary of the status of the warrants granted under the various agreements at March 31, 2007, are presented in the table below:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

Warrants

$ 0.70-1.00	1,594,853	0.92	$0.95	1,594,853	$0.95
$ 1.10-1.95	1,977,250	0.92	$1.19	1,977,250	$1.19
$ 2.00	710,000	0.56	$2.00	710,000	$2.00
$ 2.33-3.45	74,997	3.17	$2.85	74,997	$2.85
	4,357,100			4,357,100

Warrants to purchase 1,316,598 shares at $1.00 per share, 750,000 shares at $2.00 per share and 125,000 shares at $1.75 per share are redeemable at $.01 per warrant at our option if there is an effective registration of the securities and the closing bid or selling price of our common stock for 10 consecutive trading days equal three times the exercise price of the warrants.

Stock Option Plan

In August 2000 we adopted a Stock Option Plan, which we refer to as the "Plan," which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 1.5 million shares underlying stock options for issuance, of which 1,139,000 options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted. During the year ended March 31, 2006 there were options granted to purchase up to 469,000 shares of common stock and there were no options exercised. During the year ended March 31, 2007, there were no options granted or exercised.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

A summary of the status of the options granted under the Company’s 2000 stock option plan and other agreements at March 31, 2007 and 2006, and changes during the years then ended is presented below:

	Options
		Weighted
		Average
		Exercise
	Shares	Price

Outstanding, April 1, 2005	660,000	$1.44
Granted	469,000	2.18
Cancelled	-	-
Exercised	-	-
Outstanding, March 31, 2006	1,129,000	1.74
Granted	-	-
Cancelled	-	-
Exercised	-	-
Outstanding, March 31, 2007	1,129,000	1.74

Exercisable, March 31, 2006	1,129,000	$1.74
Exercisable, March 31, 2007	1,129,000	$1.74

Weighted average fair value of options
granted during the year ended March 31, 2006	469,000	$1.55

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

A summary of the status of the options granted under the stock option plan and other agreements at March 31, 2007, are presented in the table below:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

Options

$ 0.86-1.00	360,000	0.56	$0.96	360,000	$0.96
$ 1.95	249,000	3.25	$1.95	249,000	$1.95
$ 2.00	300,000	3.39	$2.00	300,000	$2.00
$ 2.35-2.50	220,000	3.49	$2.43	220,000	$2.43
	1,129,000			1,129,000

NOTE 10 - INCOME TAXES

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109. SFAS No. 109 requires us to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. The Company has no federal or state net operating loss carryovers at March 31, 2007.

At March 31, 2007 and 2006, the total of all deferred tax assets was approximately $524,897 and $424,400, respectively. There are no deferred tax liabilities for either year. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, our future earnings, and other future events, the effects of which cannot be determined.

The temporary differences gave rise to the following deferred tax asset (liability):

	March 31,
	2007	2006

Excess of financial accounting
over tax depreciation	$17,100	$6,000
State income tax benefits	12,497	(11,300)
Allowance for obsolete inventory	53,800	78,300
Allowance for bad debts	35,800	19,900
Valuation of stock options and warrants	398,000	324,200
Vacation accrual	7,700	7,300
Net deferred tax asset	$524,897	$424,400

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to our effective rate is as follows for the year ended:

March 31,	2007	2006

Federal income tax expense computed at the Federal statutory rate	$(274,300)	$(413,800)
State income tax expense net of Federal benefit	(46,300)	(76,000)
Other- permanent differences	4,500	(29,200)
Other	177,100	(104,800)

Income tax expense (benefit)	$(139,000)	$(623,800)

The components of federal income tax (benefit) expense from continuing operations consisted of the following for the year ended:

	March 31,
	2007	2006

Current income tax expense:
Federal	$(97,300)	$(177,000)
State	-	(88,600)

Net current tax expense	$(97,300)	$(265,600)

Deferred tax expense (benefit) resulted from:
Excess of financial accounting over
tax depreciation	$(11,200)	$18,500
State income tax benefits	35,100	11,300
Valuation of stock options and warrants	(73,700)	(324,200)
Net operating loss	-	-
Valuation allowance	-	-
Allowance for obsolete inventory	24,400	(49,300)
Vacation accrual	(400)	(7,300)
Allowance for bad debts	(15,900)	(7,200)

Net deferred tax expense (benefit)	$(41,700)	$(358,200)

	$(139,000)	$(623,800)

Deferred income tax expense (benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

NOTE 11 - EARNINGS PER SHARE

The following data show the amounts used in computing earnings per share of common stock for the period presented:

	For the Year Ended
	March 31,
	2007	2006

Income (loss) available to common
shareholders (Numerator)	$(667,639)	$(593,378)

Weighted average number of common
shares outstanding used in basic income
per share during the period
(Denominator)	10,745,647	10,611,358

Weighted average number of common
shares outstanding used in diluted income
per share during the period
(Denominator)	10,745,647	10,611,358

At March 31, 2007, we had options to purchase 1,129,000 shares of common stock at prices ranging from $0.86 to $2.00 per share and warrants to purchase 4,387,100 shares of common stock at prices ranging from $0.70 to $3.45 per share that were not included in the computation of earnings per share because their effects are anti-dilutive due to a loss being recognized for the year then ended.

At March 31, 2006, we had options to purchase 1,129,000 shares of common stock at prices ranging from $0.86 to $2.00 per share and warrants to purchase 4,107,100 shares of common stock at prices ranging from $0.70 to $3.45 per share that were not included in the computation of earnings per share because their effects are anti-dilutive due to a loss being recognized for the year then ended.

NOTE 12 - CONCENTRATIONS

Sales

During the year ended March 31, 2007, we had two significant customers which accounted for 22.9%, and 15.2% of sales.

During the year ended March 31, 2006, we had four significant customers which accounted for 22%, 16%, 13% and 11% of sales.

Supplier

We also have a single source and exclusive supplier arrangement with the supplier of a specific raw material, which is used as part of products which accounts for approximately 74% of our sales. The interruption of raw materials provided by this supplier or the loss of a significant customer would adversely affect our business and financial condition.

IMAGENETIX, INC.
Notes to the Consolidated Financial Statements (Continued)
March 31, 2007 and 2006

During the year ended March 31, 2007, we had one significant vendor who accounted for 12% of cost of sales.

During the year ended March 31, 2006, we had two significant vendors which accounted for 36% and 13% of cost of sales.

Accounts Receivable

At March 31, 2007, the Company had two customers which accounted for 47% and 16% of our accounts receivable balances.

At March 31, 2006, we had three customers which accounted for 22%, 20%, and 14% of our accounts receivable balances.

Until the completion of the resale of the Common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Resale of

6,516,851 Shares

Of

Common Stock

Offered by

Selling Shareholders

IMAGENETIX, INC.

PROSPECTUS

Subject to Completion,
July 18, 2007

Table of Contents

About this Prospectus	1
Summary	3
Risk Factors	4
Forward Looking Statements	8
Price Range of Common Stock	8
Use of Proceeds	9
Capitalization	9
Selected Financial Data	9
Management’s Discussion and Analysis or
Plan of Operation	10
Business	16
Management	25
Security Ownership of Executive Officers,
Directors and Beneficial Owners of Greater
than 5% of Our Common Stock	29
Selling Stockholders	30
Related Party and Other Material Transactions	36
Description of Capital Stock	36
Shares Eligible for Future Sale	38
Experts	38
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure Legal Matters	39
Where You Can Find More Information	39
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$-0-
Blue Sky Filing Fees	$-0-
Blue Sky Legal Fees	$-0-
Printing Expenses	$2,000
Legal Fees	$20,000
Accounting Fees	$5,000
Miscellaneous Expenses	$10,000
Total	$37,000

(1)	All expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we sold the following securities which were not registered under the Securities Act, as amended:

(i) Between December 2004 and January 2005 we completed a private placement of our securities under which we issued an aggregate of 1,672,500 shares of our common stock to the following individuals for $1.20 per share.

Name	Total Number of Shares Owned	Address
Dianne Borden	100,000	19 Canterbury Place Cranford, NJ 07016
Heather Evans	12,500	12906 North Fourth St. Parker, CO 80134
David Fine	50,000	50 Dickenson Place Great Neck, NY 11073
Fiserv IRA FBO Thomas A. Forti	12,500	7270 South Logan Street Centennial, CO 80122
Thomas A. Forti	12,500	7270 South Logan Street Centennial, CO 80122
Patrick Glenn	20,000	23770 Golden Ridge Dr. Volcano, CA 95689
Robert Holmes	100,000	205 Asharokan Avenue Northport, NY 11768
JMW Fund LLC	125,000	233 S. Orange Grove Blvd. Pasadena, CA 91105
J. Paul Consulting	25,000	6590 E. Lake Place Englewood, CO 80111
Helaine Kaplan	100,000	17 Riverview Terrace Smithtown, NY 11787
Charles Kirby	42,000	4656 S. Ogden Street Cherry Hills, CO 80113
Barry O. Moores	75,000	P.O. Box 491 5041 El Secreto Rancho Santa Fe, CA 92067
Oppenheimer & Co Inc. Custodian fbo Lawrence Kaplan RLVR IRA	100,000	300 River Place Suite 4000 Detroit, MI 48207
Pan American Capital Group, Inc.	145,000	World Trade Center 12th Floor Panama Republic of Panama
Terry Phillips	100,000	2711 Royenwood Road Midlothian, VA 23113
Gregory Pusey	50,000	106 S. University Blvd., #4 Denver, CO 80209
James Scoroposki	100,000	237 Centre Island Road Centre Island, NY 11771
Robert A. Strahl Charitable Remainder Trust dtd 8/10/94	25,000	132 N. El Camino Real Suite 365 Encinitas, CA 92024

Name	Total Number of Shares Owned	Address
West Hampton Special Situations Fund	83,000	4656 S. Ogden Street Cherry Hills, CO 80113
Charitable Remainder Trust of Timothy J. Brasel	50,000	5770 S. Beach Court Greenwood Village, CO 80121
Debra Jakalow	20,000	107 Brewery Road New City, NY 10956
Michael Neider IRA	50,000	6434 N.W. 31st Way Boca Raton, FL 33496
Debbie Vanderlinden	50,000	125 Queens Road East North Vancouver British Columbia, Canada V7N 1G5
Woodland Partners	125,000	68 Wheatley Road Brookville, NY 11545
He Zhang	50,000	21220 Sundance Street Walnut, CA 91789
Jyll Rosenfeld	50,000	146 West 57th Street New York, NY 10019
Total Shares	1,672,500

With respect to the above securities issuances, the Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

(ii) In connection with our private placement set forth in (i) above, we also issued 167,250 stock options to R.G. Securities LLC, a licensed broker-dealer, as compensation for its assistance with the private placement. The options were issued pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

(iii)  Stock Issued for Services:

	Date	Per Share	Number of Shares
John Turner	07/01/05	$1.95	25,000
William Fleet	07/01/05	$1.95	5,000
He Zhang	07/01/05	$1.95	15,000
Donald Radcliffe	2/1/07	$.94	150,000

(iv)	Warrants Issued:

	Number of Shares	Grant Date	Expire Date	Exercise Price
Dean Mosca (PNI)	25,000	01/21/05	05/31/10	2.33
Dean Mosca (PNI)	25,000	03/24/05	05/31/10	2.78
Dean Mosca (PNI)	25,000	06/02/05	05/31/10	3.45
Herman Zhang	35,000	07/01/05	05/31/10	1.50
William Fleet	15,000	07/01/05	05/31/10	1.50
John Turner	30,000	07/01/05	05/31/10	1.50
Jonathan Greenhut	10,000	07/01/05	05/31/10	1.95
Maurile Tremblay	25,000	07/01/05	05/31/10	1.95
Gordon Ross	10,000	07/01/05	05/31/10	1.95
Donald Radcliffe	250,000	2/1/07	2/1/12	1.00
Tom Hall	75,000	5/2/07	5/2/12	1.30
Frank Sajovic	75,000	5/2/07	5/2/12	1.30
Gary McAdam	25,000	5/2/07	5/2/12	1.30
(v) Options Issued

	Number of Shares	Grant Date	Expire Date	Exercise Price
William Spencer	60,000	07/01/05	07/01/10	1.95
Debra Spencer	18,000	07/01/05	07/01/10	1.95
Barry King	9,000	07/01/05	07/01/10	1.95
Jandra Thomas	30,000	07/01/05	07/01/10	1.95
Robert Hesslink	75,000	07/01/05	07/01/10	1.95
Derek Boosey	30,000	07/01/05	07/01/10	1.95
Michelle Posey	12,000	07/01/05	07/01/10	1.95
Lowell Giffhorn	15,000	07/01/05	07/01/10	1.95
Robert Burg	50,000	09/19/05	09/19/10	2.35
Jeffrey McGonegal	50,000	09/19/05	09/19/10	2.35
Eisenberg Comm	120,000	10/01/05	10/01/10	2.50
Derek Boosey	30,000	5/2/07	5/2/12	1.30
Lowell Giffhorn	25,000	5/2/07	5/2/12	1.30
Sarah Pierce	15,000	5/2/07	5/2/12	1.30
Debra Spencer	25,000	5/2/07	5/2/12	1.30
William Spencer	25,000	5/2/07	5/2/12	1.30
Michelle Posey	20,000	5/2/07	5/2/12	1.30
Jandra Thomas	40,000	5/2/07	5/2/12	1.30
Dave Hinrichs	15,000	5/2/07	5/2/12	1.30
Bob Burg	20,000	5/2/07	5/2/12	1.30
Ken Cole	20,000	5/2/07	5/2/12	1.30
Jeff McGonegal	20,000	5/2/07	5/2/12	1.30
Barry King	15,000	5/2/07	5/2/12	1.30
Robert Hesslink	80,000	5/2/07	5/2/12	1.30

With respect to the above securities issuances, the Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 27. EXHIBIT INDEX

Exhibit No.	Title
3.01	Articles of Incorporation of the Registrant (1)
3.02	Bylaws of the Registrant (1)
3.03	Amendment to Articles of Incorporation (Name change) (2)
5.01	Opinion of Gary A. Agron regarding legality
10.01	Celadrin® Supply Agreement with Organic Technologies (2)
10.19	Business Partners Operations Agreement (4)
10.20	Office Lease Agreement with Bernardo Gateway Partners (5)
10.21	Patent License with University of Minnesota (5)
10.22	Patent License with EHP Products, Inc. (5)
14	Code of Ethics (3)
23.01	Consent of Gary A. Agron (see 5.01 above)
23.02	Consent of HJ Associates & Consultants LLP—Independent Registered Public Accountants

(1)	Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.

(2)
Incorporated by reference to our Registration Statement on Form SB-2, File Number 333-71756, declared effective on July 26, 2002 and post-effective amendment No. 1 thereto declared effective on August 25, 2003.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2005.

(4)	Incorporated by reference to our Registration Statement on Form SB-2, file number 333-123159 declared effective on March 18, 2005.

(5)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2006

ITEM 28. UNDERTAKINGS

The Registrant hereby undertakes:

(a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on July 18, 2007.

IMAGENETIX, INC.

By:	/s/ WILLIAM P. SPENCER
William P. Spencer Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on July 18, 2007.

Signature	Title

/s/ William P. Spencer	Chief Executive Officer, President and Director
William P. Spencer

/s/ Debra L. Spencer	Secretary, Treasurer and Director
Debra L. Spencer

/s/ Lowell W. Giffhorn	Chief Financial Officer
Lowell W. Giffhorn	(Principal Accounting Officer)

/s/ Barry S. King	Director
Barry S. King

/s/ Robert Burg	Director
Robert Burg

/s/ Jeffrey McGonegal	Director
Jeffrey McGonegal